Exhibit 10.3

, 2017

Dicerna Pharmaceuticals, Inc.

87 Cambridgepark Drive

Cambridge, MA 02140

Re:	Bain Director Side Letter Agreement

Reference is made to (i) that certain Redeemable Convertible Preferred Stock Purchase Agreement, dated as of March 30, 2017, by and among Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company”), certain investment funds advised by Bain Capital Life Sciences, LP (such funds, the “Bain Investors”) and the other investors party thereto (the “Stock Purchase Agreement”) pursuant to which, among other things, the Company agreed to expand the size of its board of directors (the “Board”) by one director and appoint an individual nominated by the Bain Investors to fill the resulting vacancy; (ii) the appointment, on the date hereof, and pursuant to the Stock Purchase Agreement, of Adam Koppel (the “Bain Director”) to the Board and (iii) that certain Indemnification Agreement, dated as of the date hereof (the “Indemnification Agreement”), by and between the Company and the Bain Director. The Company and the Bain Director are collectively referred to hereinafter as the “Parties.”

In consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and with the intention to be legally bound hereby, the Parties agree as follows:

1.

Indemnification Priority. Notwithstanding anything to the contrary in the Indemnification Agreement, the Company hereby agrees that (i) it is the indemnitor of first resort under the Indemnification Agreement, this letter agreement and any other agreement or undertaking (whether pursuant to contract, bylaws or charter) by the Company pursuant to which the Bain Director may assert a claim for indemnification or advancement; (ii) that the Company’s obligations to the Bain Director under the Indemnification Agreement, this letter agreement or any other agreement or undertaking (whether pursuant to contract, bylaws or charter) to provide advancement and/or indemnification to the Bain Director are primary, and that any obligation of any Related Stockholder to provide advancement or indemnification (whether pursuant to contract, bylaws or charter) are secondary; and (iii) any obligation of any insurer of any Related Stockholder to provide insurance coverage for any amounts indemnifiable or otherwise covered by the Indemnification Agreement, this letter agreement or any other agreement or undertaking (whether pursuant to contract, bylaws or charter) by the Company to provide advancement and/or indemnification to the Bain Director is secondary to those advancement and indemnification obligations. The Company hereby further agrees that if any Related Stockholder pays or causes to be paid, for any reason, any amounts otherwise properly indemnified or advanced under the Indemnification Agreement or under any other agreement or undertaking (whether pursuant to contract, bylaws or charter) of the Company, then (x) such Related Stockholder shall be fully subrogated to all rights of the Bain Director with respect to such payment and (y) the Company shall fully indemnify or otherwise reimburse such Related Stockholder for all such payments made by such Related Stockholder. For purposes of this Section 1, “Related Stockholder” shall mean the Bain Investors, including Bain Capital Life Sciences Fund, L.P. and BCIP Life Sciences Associates, LP, and any related investment adviser or management company, any investment fund, managing member or general partner that is an affiliate of any of the foregoing entities or that is advised by the same investment adviser as any of the foregoing entities or by an affiliate of such investment adviser (excluding, for the avoidance of doubt, the Company).

2.	Corporate Opportunity. The Parties agree that the provisions of Section 6.10 of the Stock Purchase Agreement shall apply to the Bain Director. The Parties agree that the Bain Director is an intended third-party beneficiary of such provisions and is entitled to rely upon and enforce the rights and obligations granted therein.

3.	Miscellaneous. This letter agreement is a supplement to the Indemnification Agreement and is in furtherance of the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the laws of the State of Delaware and all other applicable law, and shall not be deemed a substitute thereof, nor to diminish or abrogate any rights of the Bain Director thereunder. The Parties agree that the provisions of this letter agreement shall not be construed for or against any party hereto based on authorship. Sections 16, 18, 22, 23 and 24 of the Indemnification Agreement are hereby incorporated by reference in, and made applicable to, this letter agreement, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

The parties hereto have executed this letter agreement as of the date first set forth above.

Adam Koppel

DICERNA PHARMACEUTICALS, INC.

By:
Name:
Title:

[Signature Page to Director Side Letter]